UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 8, 2008

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective December 8, 2008, HECO entered into a 9-month revolving unsecured credit agreement establishing a line of credit facility of $75 million, expiring on September 8, 2009, with Wells Fargo Bank National Association, as Administrative Agent and a lender, and U.S. Bank National Association, Bank of America, N.A. and Bank of Hawaii, as lenders. Similar to HECO’s existing $175 million 5-year revolving unsecured credit agreement, this agreement does not contain clauses that would affect access to the lines by reason of a ratings downgrade nor does it have a broad “material adverse change” clause. Major provisions of the credit agreement are substantially the same as provisions in HECO’s existing $175 million credit agreement, except for pricing and prepayment requirements as noted below.

The annual fee is 25 basis points on the daily commitment amount. Any draws on the facility bear interest, at the option of HECO, at either the “Adjusted LIBO Rate” plus 175 basis points or the greatest of (a) the “Prime Rate”, (b) the sum of the “Federal Funds Rate” plus 150 basis points, and (c) the “Adjusted LIBO Rate” for a one month Interest Period plus 150 basis points, as defined in the agreement. A ratings change would result in revised pricing. For example, a ratings downgrade of HECO’s Issuer Ratings (e.g., from BBB+/Baa1 to BBB/Baa2 by Standard & Poor’s (S&P) or Moody’s Investors Service (Moody’s), respectively) would result in a facility fee increase of 5 basis points, and an interest rate increase of 20 basis points on any drawn amounts. On the other hand, a ratings upgrade (e.g., from BBB+/Baa1 to A-/A3) would result in a facility fee decrease of 5 basis points, and an interest rate decrease of 20 basis points on any drawn amounts. This agreement includes a provision for mandatory prepayments and reductions in the commitment amount in the event of any Debt Issuance or Equity Capital Markets Transaction, as defined by the agreement, in the amount of 100% of the net cash proceeds received (provided, however, for purposes of the agreement, HECO’s receipt of proceeds from special purpose revenue bond financings do not occur until such proceeds are disbursed to HECO by the construction fund trustee in accordance with the indenture pursuant to which the bonds are issued).

HECO’s credit facilities are maintained to provide back-up and liquidity for its commercial paper borrowings and to provide funding for its working capital needs, intercompany loans to its subsidiaries and general corporate purposes.

Item 8.01 Other Events.

On December 8, 2008, HEI completed the issuance and sale of 5 million shares of HEI’s common stock (without par value) pursuant to an Underwriting Agreement dated December 2, 2008 among HEI, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated and D.A. Davidson & Co. (filed herewith as Exhibit 1). The shares were issued under an omnibus shelf registration statement registering an indeterminate principal amount of HEI debt securities, an indeterminate number of shares of HEI common stock and preferred stock, an indeterminate number of HEI stock purchase contracts and stock purchase units and an indeterminate number of Trust Preferred Securities of Hawaiian Electric Industries Capital Trust II and Hawaiian Electric Industries Capital Trust III (and related HEI trust guarantees) (Registration No. 333-155053, 333-155053-01 and 333-155053-02). The underwriters under the Underwriting Agreement have a 30-day option to purchase up to an additional 750,000 shares to cover overallotments. The common stock was offered at an initial public offering price of $23.00 per share. The net proceeds from the sale amounted to approximately $110.4 million (after deduction of the underwriting discounts and commissions and estimated expenses payable by HEI) and will be used to repay HEI’s outstanding short-term indebtedness consisting of borrowings under HEI’s line of credit facility and commercial paper borrowings; to make loans to HECO (principally to permit HECO to repay a portion of its outstanding commercial paper borrowings, the proceeds of which were used partly to finance HECO’s ongoing capital expenditure programs); and for working capital and other general corporate purposes. All or a portion of the proceeds from the sale of the shares of common stock may be invested temporarily, until their application to the foregoing uses, in commercial paper, repurchase agreements, United States treasury securities, United States federal agency securities, certificates of deposit, tax-exempt securities, money market preferred stock, money market funds, time deposits or Euro dollar deposits, or a combination of such short-term investments.

The opinion of Goodsill Anderson Quinn & Stifel LLP, relating to the validity of the shares of common stock issued and sold in the offering, is filed herewith as Exhibit 5.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
HEI
HEI Exhibit 1	Underwriting Agreement, dated December 2, 2008, among HEI and the several Underwriters named therein.

HEI Exhibit 5	Opinion of Goodsill Anderson Quinn & Stifel LLP relating to 5,000,000 shares of Common Stock (including consent).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ Curtis Y. Harada	/s/ Tayne S. Y. Sekimura
Curtis Y. Harada	Tayne S. Y. Sekimura
Controller and Acting Financial Vice President, Treasurer, and Chief Financial Officer	Senior Vice President, Finance and Administration
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: December 9, 2008	Date: December 9, 2008

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